EXHIBIT 10.11

MAXWELL TECHNOLOGIES, INC.
2013 OMNIBUS EQUITY INCENTIVE PLAN
NON-EMPLOYEE DIRECTOR RESTRICTED STOCK UNIT DEFERRAL ELECTION
DESCRIPTION OF RESTRICTED STOCK UNIT AWARD(S)

Name of Recipient:	_______________________________________

Awards Covered by Deferral Election:	This election form applies to the annual restricted stock unit award to be granted to me pursuant to the Company’s non-employee director compensation program in [Year].

Election Deadline:	For [Year] only: [Month Day, Year]

SETTLEMENT AND DEFERRAL RULES
You are not obligated to make a deferral election. If you do not wish to make a deferral election, do not complete or deliver this form.

1.
If no deferral election is made, the restricted stock unit award(s) described above will be settled promptly on or after the date when they vest but in any event by March 15th of the calendar year following the calendar year in which they vest.

2.
A deferral election may be made only prior to the election deadline specified above. The election form must be signed and must be received by the Company’s Legal Department on or before the election deadline.

3.	Once the election form has been received by the Company, the deferral election is irrevocable.

4.
A deferred settlement date may be elected, as described below. In the event a deferred settlement date is elected, the restricted stock unit award(s) covered by this election will be settled on the earliest of the events described in Paragraphs 1-3 below or Paragraphs 1-4 below, as applicable (the event described in Paragraph 4 is optional). At the time of a deferred settlement, one share of the Company’s common stock will be issued for each vested restricted stock unit. However, the Company retains discretion to substitute an equivalent amount of cash for each underlying share, determined on the basis of the Fair Market Value (as defined in the 2013 Omnibus Equity Incentive Plan) of the stock at the time a restricted stock unit is settled.

5.
If a deferred settlement date is elected, the restricted stock unit awards covered by this election will be subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Company has attempted in good faith to structure this deferral election in a manner that conforms to the requirements of Code Section 409A(a)(2), (3) and (4), and any ambiguities herein will be interpreted to so comply with these requirements to the maximum extent permissible. To the extent the IRS challenges whether this award in fact complies with Code Section 409A(a)(2), (3) and (4),

Non-Employee Annual RSU Award Election Form	1
© 2017 Maxwell Technologies, Inc. – All rights reserved.

you will be fully responsible for any additional taxes, penalties and/or interest that might apply as a result of any adverse determination resulting from such challenge. Notwithstanding anything to the contrary in the 2013 Omnibus Equity Incentive Plan or the applicable Restricted Stock Unit Award Agreement, if a deferred settlement date is elected, the Company may accelerate settlement of the restricted stock unit awards covered by this election only in accordance with Treasury Regulation Section 1.409A-3(j)(4). You are encouraged to consult a tax advisor (at your own expense) before making a deferral election.

6.
A deferral election does not affect vesting of a restricted stock unit award. If your service (as defined in the applicable Restricted Stock Unit Award Agreement) terminates for any reason, then the unvested portion of the restricted stock unit award will be forfeited, as provided in the Restricted Stock Unit Award Agreement.

DEFERRAL ELECTION

1.	Basic Deferral Election. I hereby elect to have the restricted stock unit awards covered by this election (to the extent vested) settled promptly on or after February 20th of the following year:
Please insert any calendar year after [Year following election year].

The restricted stock unit award will in any event be settled prior to the end of the calendar year specified above.
You must specify a calendar year in the box in this Paragraph 1 or this deferral election will not be effective.

2.
Death. If I die, then the restricted stock unit awards covered by this election (to the extent vested) will be settled as soon as reasonably practicable after my death, and in any event prior to the end of the calendar year in which I die.

3.
Change in Control. If the Company is subject to a Change in Control (as defined in the Company’s 2013 Omnibus Equity Incentive Plan on the date of this election), then the restricted stock unit awards covered by this election (to the extent vested) will be settled immediately prior to the effective time of the transaction that constitutes the Change in Control. The foregoing notwithstanding, a transaction will not constitute a Change in Control for purposes of this deferral election unless it also constitutes a “change in control event” as defined in the Treasury Regulation 1.409A-3(i)(5).

4.
Separation from Service. By checking the “Yes” box, I elect to have the restricted stock unit awards covered by this election (to the extent vested) settled on an accelerated basis in the event of my “separation from service(1)” (as defined in the Income Tax Regulations under Code Section 409A as in effect on the date of this election). The restricted stock unit awards will be settled promptly on or after the date of my separation from service, but will in any event be settled prior to the end of the calendar year in which my separation from service occurs.

___________
(1)     In general, a “separation from service” occurs when a non-employee director ceases to serve on the Company’s board of directors, unless the director continues to provide consulting services.

Non-Employee Annual RSU Award Election Form	2
© 2017 Maxwell Technologies, Inc. – All rights reserved.

If the “Yes” box is checked, then the restricted stock unit awards covered by this election will be settled on the earliest of the date specified in Paragraph 1 above, your death, a change in control or your separation from service. If the “No” box is checked or neither box is checked, then the restricted stock unit awards will be settled exclusively pursuant to Paragraphs 1-3 above.
[Please check one of the following boxes.]

☐	Yes	☐	No

SIGNATURE
I hereby elect to have the restricted stock unit award(s) described above settled at the time described in this election form. I acknowledge that this election is irrevocable.

Signature	Date

RECEIPT ACKNOWLEDGED:

[Name]	Date

Non-Employee Annual RSU Award Election Form	3
© 2017 Maxwell Technologies, Inc. – All rights reserved.